Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 to Form S-3) and related Prospectus of Arotech Corporation for the registration of 28,000,000 shares of its Common Stock and to the incorporation by reference therein of our report dated January 31, 2005, with respect to the Armour of America, Inc. for the period September 11, 2004 to December 31, 2004 referred to in Arotech Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP

Denver, Colorado
December 7, 2005